Exhibit 99.1

Stephen F. Bollenbach Steps Down from Moelis & Company Board of Directors

New York, July 10, 2015:  Moelis & Company (NYSE: MC) today announced that Stephen F. Bollenbach has resigned from the Board of Directors, effective immediately. Mr. Bollenbach’s decision to resign from the Board was not due to any disagreement with the Firm’s management or the Board. The Firm intends to seek to appoint a new director to the Board by the end of the third quarter this year.

During Mr. Bollenbach’s tenure, he served as Chairman of the Audit Committee and Chairman of the Compensation Committee.

Ken Moelis, Chairman and CEO of Moelis & Company, said “Steve is an active member of several other public companies and non-profit boards, and as our franchise continues its growth, we both agreed that the potential for the perception of conflicts with our advisory business could arise.”

“Steve provided invaluable counsel and support during a pivotal time in our Firm’s development and we thank him for his guidance and are grateful for the contributions he has made to the Board and to Moelis & Company.”

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About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.  The Firm serves its clients with over 550 employees based in 17 offices in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com.

Media Contact:

Andrea Hurst

Moelis & Company

T: + 1 212 883 3666

M: + 1 347 583 9705

andrea.hurst@moelis.com

Investor Contact:

Michele Miyakawa

Moelis & Company

T: + 1 310 443 2344

michele.miyakawa@moelis.com